As filed with the Securities and Exchange Commission on January 20, 2004

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NABI BIOPHARMACEUTICALS

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-1212264 (I.R.S. Employer Identification Number)
5800 Park of Commerce Boulevard N.W.
Boca Raton, FL 33487
(561) 989-5800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas H. McLain
Chief Executive Officer and President
Nabi Biopharmaceuticals
5800 Park of Commerce Boulevard N.W.
Boca Raton, FL 33487
(561) 989-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Constantine Alexander, Esq. James E. Dawson, Esq. Nutter, McClennen & Fish LLP 155 Seaport Boulevard Boston, MA 02210-2604 (617) 439-2000	James R. Tanenbaum, Esq. Anna T. Pinedo, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104 (212) 468-7900

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement, as determined by the selling security holders.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
		Proposed Maximum	Aggregate
Title of Each Class of	Amount to	Offering Price	Offering	Amount of
Securities to be Registered	be Registered	Per Share	Price(2)	Registration Fee

Common Stock, $0.10 par value per share(1)	500,000	$13.04	$6,520,000	$528

(1)	This registration statement also relates to rights to purchase shares of Series One Preferred Stock of the registrant attached to the shares of the registrant’s common stock issued pursuant to the terms of the registrant’s Rights Agreement dated as of August 1, 1997, as amended. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by certificates of the common stock and will be transferred with and only with the common stock. Because no separate consideration is paid for the rights, the registration fee for the rights is included in the registration fee for the common stock.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sales prices of the Registrant’s Common Stock on the Nasdaq National Market on January 15, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The securityholder identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

500,000 Shares

NABI BIOPHARMACEUTICALS

Common Stock

     This prospectus relates to shares of our common stock that will be sold by the selling security holder named in this prospectus. The selling security holder acquired these shares from us in a private placement completed in July 2003. We will not receive any of the proceeds from the sale of those shares.

     Our common stock is traded on the Nasdaq National Market under the symbol “NABI.” On January 15, 2004, the last reported sales price for our common stock on the Nasdaq National Market was $13.35 per share.

     See “Risk Factors” beginning on page 3 of this Prospectus for factors you should consider before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _______________, 2004.

OUR BUSINESS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
SECURITY HOLDER
PLAN OF DISTRIBUTION
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
Item 15. Indemnification of Officers and Directors
Item 16. Exhibits
Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS
EX-5.0 Opinion of Nutter, McClennen & Fish LLP
EX-23.2 Consent - Ernst & Young LLP Ft. Lauderdale
EX-23.3 Consent - Ernst & Young LLP Boston

OUR BUSINESS

     The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference. References in this prospectus to “our company,” “we,” “our,” and “us” refer to Nabi Biopharmaceuticals.

Nabi Biopharmaceuticals

     We apply our knowledge of the human immune system to commercialize and develop products that address serious, unmet medical needs. We have a broad portfolio of marketed biopharmaceutical products with growing revenues that generate cash flow to support the development of our clinical product candidates and our research programs. Our clinical product pipeline is composed of novel vaccines and antibody based biopharmaceutical products that are designed to prevent and treat infections, such as Staphylococcus aureus, or S. aureus, hepatitis B and hepatitis C, and nicotine addiction. We have exclusive rights to commercialize all of our clinical development candidates.

     Through our own specialty sales force we market five biopharmaceutical products: PhosLo, Nabi-HB, WinRho SDF, Aloprim and Autoplex T. Sales of our biopharmaceutical products for the nine months ended September 28, 2002 and September 27, 2003 were $61.8 million and $75.4 million, respectively. Our principal biopharmaceutical products are PhosLo, Nabi-HB and WinRho SDF.

•	PhosLo is a prescription phosphate binder indicated for the control of hyperphosphatemia, or elevated blood phosphorus levels, in end-stage renal, or kidney, disease patients. We currently market PhosLo in the U.S. and plan to seek PhosLo registration and commercialization in other markets, initially in the European Union, or EU. We acquired worldwide rights to PhosLo in August 2003.

•	Nabi-HB is a human polyclonal antibody based product for the prevention of hepatitis B infections following accidental exposure to hepatitis B virus, or HBV. We believe that the majority of our Nabi-HB sales are for intravenous use to prevent reinfection with hepatitis B disease in HBV-positive liver transplant patients. Currently, Nabi-HB is not approved for this use. Although we do not market Nabi-HB for this use today, we have filed a Biologics License Application, or BLA, for the use of an intravenous formulation of Nabi-HB to prevent reinfection with hepatitis B disease in HBV-positive liver transplant patients. We anticipate a response from the Food and Drug Administration, or FDA, during the first half of 2004. We also plan to seek Nabi-HB Intravenous registration and commercialization in certain European countries. Nabi-HB Intravenous has received Orphan Drug Designation from the FDA.

•	WinRho SDF is a human polyclonal antibody based product for the treatment of immune thrombocytopenia purpura, or ITP. ITP is an autoimmune disease that manifests itself in abnormally low platelet levels resulting in excessive bleeding.

We have four product candidates in clinical development: StaphVAX, Altastaph, Civacir and NicVAX. Our lead clinical candidate is StaphVAX.

StaphVAX

     We are developing StaphVAX for patients who are at high risk of S. aureus infection and who are able to respond to a vaccine by producing their own antibodies. In the U.S. alone there are estimated to be 12 million of these patients. We believe that the potential global market for products to prevent S. aureus and other Gram-positive infections is approximately $1-$2 billion.

     We have initiated a confirmatory Phase III clinical trial of StaphVAX to support a BLA filing in the U.S. Enrollment in this trial is underway. We expect to complete enrollment by mid-2004 and to file a BLA for StaphVAX by the end of 2005. We recently increased the size of this trial from 3,000 to approximately 3,600 subjects to increase the trial’s statistical power so that we can demonstrate statistical significance with a clinical reduction of 50% or more in types 5 and 8 S. aureus infections.

     After a series of discussions with various EU regulatory agencies, we plan to file a Marketing Authorization Application, or MAA, with the EU by the end of 2004 for regulatory approval to market StaphVAX for the prevention of S. aureus bacteremia for up to 40 weeks in end-stage renal disease patients on hemodialysis. This filing will be based on efficacy data obtained from our previously completed Phase III clinical trial for StaphVAX completed in 2000. If the MAA is approved, we would be granted simultaneous regulatory approval to market StaphVAX for this indication throughout the EU. We also plan to file a supplement to the MAA dossier with the EU in the fourth quarter of 2005 incorporating data from the confirmatory Phase III clinical trial currently underway in the U.S. We will use these data to apply for an expansion of the initial proposed indication to an indication for the prevention of S. aureus bacteremia and secondary infections caused by bacteremia in at-risk adults. Related to the submission of our MAA, we have started the process of transferring the StaphVAX manufacturing process to Cambrex Bio Science Baltimore, Inc., or Cambrex Bio Science, our contract manufacturer for the manufacture of StaphVAX.

Other Clinical Programs

Altastaph

     We are conducting a Phase II clinical trial of Altastaph for short-term protection against S. aureus types 5 and 8 in very low birth-weight newborns. We also are conducting a Phase I/II clinical trial of Altastaph in adults with persistent S. aureus infections. Altastaph is an investigational human polyclonal antibody product that contains high levels of specific antibodies to S. aureus types 5 and 8. These antibodies are collected from healthy donors who have been vaccinated with StaphVAX at our antibody collection centers. In contrast to StaphVAX, which is intended to provide long-term protection against S. aureus infection, we are initially developing Altastaph to provide short-term protection to patients at immediate risk of infection or who have compromised immune systems and cannot respond effectively to a vaccine. We anticipate reporting results from the clinical trials that are underway by the end of 2004.

Civacir

     We are developing Civacir to prevent hepatitis C disease in liver transplant patients who are positive for hepatitis C virus, or HCV. The National Institutes of Health, or NIH, is funding and conducting a Phase I/II clinical trial of Civacir in HCV-positive liver transplant patients. We anticipate receiving the data from the trial in early 2004. Civacir has received Orphan Drug Designation from the FDA.

NicVAX

     We are conducting a Phase I/II clinical trial and a Phase II clinical trial of NicVAX. NicVAX is an investigational vaccine to prevent and treat nicotine addiction that uses a conjugate vaccine technology similar to StaphVAX and other anti-bacterial vaccines in our pipeline. NicVAX is designed to cause the immune system to produce antibodies that bind to nicotine and prevent it from entering the brain. The stimulus in the brain that is caused by nicotine is therefore no longer present. We expect to report the results from both clinical trials by the second half of 2004.

Our Strategy

     The key elements of our business strategy are as follows

•	continue to increase sales of our higher-margin biopharmaceutical products and the percentage these products represent of our total revenues,

•	expedite initial commercialization of StaphVAX by seeking EU approval of use in end-stage renal disease patients on hemodialysis,

•	obtain regulatory approval of a broad indication for StaphVAX for use in at-risk adults in the U.S. and the EU,

•	use cash flow from marketed products to contribute to the continued development of our clinical pipeline and

•	leverage our marketing expertise from our currently marketed products to advance commercial acceptance of PhosLo and products that emerge from our proprietary clinical pipeline.

Recent Developments

     In October 2003, the National Kidney Foundation issued the Kidney Disease Outcomes Quality Initiative, or K/DOQI, guidelines. In November 2003, the study: Treatment of Hyperphosphatemia in Hemodialysis Patients: The Calcium Acetate Renagel Evaluation (CARE Study) was presented. The results of this randomized, double-blind, controlled clinical trial show that PhosLo is the phosphate binder that best meets the K/DOQI guidelines. This trial shows that patients treated with PhosLo are able to control blood phosphorus levels more effectively than patients treated with Renagel, a competitive product marketed by Genzyme Corporation. The trial also shows that patients treated with PhosLo achieve phosphorus and calcium-phosphorus product levels targeted by the K/DOQI guidelines more often and for longer periods of time than patients treated with Renagel.

Additional Information

     We were incorporated in Delaware in 1969. Our principal executive offices are located at 5800 Park of Commerce Boulevard N.W., Boca Raton, FL 33487. Our telephone number is (561) 989-5800, and our website address is http://www.nabi.com. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

     Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, as well as those discussed elsewhere in this prospectus and in any other documents incorporated by reference.

     Investment in our shares involves a degree of risk. You should consider the following discussion of risks as well as other information in this prospectus and the incorporated documents before purchasing any shares. Each of these risk factors could adversely affect our business, operating results, prospects and financial condition, as well as adversely affect the value of an investment in our common stock.

Our initial Phase III clinical trial for StaphVAX did not achieve statistical significance for the specified end point and neither may our confirmatory Phase III clinical trial.

     In late 2000, we completed our initial Phase III placebo-controlled clinical trial for StaphVAX in hemodialysis patients with end-stage renal disease. The specified end point for this trial was a statistically significant reduction in S. aureus infections in end-stage renal disease patients after 12 months. The trial did not achieve this end point. In September 2003, we began enrollment for a Phase III clinical trial for StaphVAX with a primary efficacy end point at eight months post-vaccination. The results from this trial may not establish statistical significance for the eight-month end point. Our inability to achieve statistically significant results in our confirmatory Phase III clinical trial would adversely affect our future business, financial condition and results of operations.

Our plan to commercialize StaphVAX initially in the EU may not be successful.

     We plan to file our first license application for StaphVAX in the EU by the end of 2004 using the centralized approval process. There can be no assurance that we will file a StaphVAX license application in the EU by the end of 2004 or that we will receive approval to begin commercial sales of the product in the EU by the end of 2005 or at all. Any delays in EU licensure or commercialization could adversely affect our market valuation and our financial position. We have no experience in obtaining licensure of vaccines in the EU or other markets. We have no direct experience marketing and selling biopharmaceutical products in the EU, and we also have no sales or marketing organization to sell and distribute StaphVAX in the EU.

We may not realize the value of our acquisition of PhosLo.

     On August 4, 2003, we acquired the worldwide rights to PhosLo through the purchase of various intangible assets for $60.3 million in cash, 1.5 million shares of our common stock and an obligation to pay $30.0 million in cash over the period ending March 1, 2007. These intangible assets represent approximately one-third of the total assets reflected on our balance sheet at September 27, 2003. PhosLo is marketed to physicians caring for patients suffering kidney failure who have developed elevated phosphorus levels in their blood. This is a market in which we have no previous experience. PhosLo currently competes with two other products, a prescription medication and a non-prescription medication, and we are aware of a third competitive prescription product that may come to market. All of these products are or will be produced, marketed and sold by companies that have substantially greater financial and marketing resources than we have. If we do not achieve the necessary level of success in marketing PhosLo to recover the value of the intangible assets we acquired, we will be required to write down or write off some or all of the PhosLo intangible assets. If this occurs, our balance sheet and results of operations will be adversely affected.

Our rights to three existing biopharmaceutical products may expire.

     Our rights to WinRho SDF expire in 2005. There can be no assurance that our rights to this product can be extended on terms that will be satisfactory to us.

     We acquired our rights to Autoplex T from Baxter International Inc., or Baxter, under a consent decree of the Federal Trade Commission. Pursuant to this decree, Baxter is obligated to supply Autoplex T to us until May 2004, unless the consent decree is earlier terminated or we receive approval from the FDA to manufacture the product ourselves. We will not obtain approval from the FDA to manufacture Autoplex T by May 2004. We are unlikely to sell Autoplex T after May 2004.

     Our rights to Aloprim expire in June 2004. We have an option to purchase the rights to distribute Aloprim in the territories now covered by the Aloprim agreement and to extend the obligation to supply this product to us for five years, subject to the negotiation of a mutually satisfactory supply agreement. Our inability to reach agreement on the terms of this supply agreement would interrupt our supply of Aloprim.

We depend upon third parties to manufacture our products.

     We do not manufacture four of our five marketed products and depend upon third parties to manufacture these products for us. A failure by these manufacturers to timely meet our needs for these products could have a material adverse effect on our future business, financial condition and results of operations. This has occurred in the past. Our biopharmaceutical product sales were constrained in 2000 because of the inability of the contract manufacturer for WinRho SDF to supply product for a period of time. Since 2000, our ability to market Autoplex T and Aloprim has been adversely affected by our inability to obtain necessary quantities of these products.

     Our research and development product pipeline principally involves conjugate vaccines. We currently rely on a third party to manufacture StaphVAX. We announced on October 9, 2003 that we have entered into an agreement for up to ten years with Cambrex Bio Science to manufacture StaphVAX. In so doing, we let expire agreements we had for several years with a different party to provide the services we will receive from Cambrex Bio Science. The agreement with Cambrex Bio Science contemplates that it will provide us with product for our clinical needs and for the initial commercial launch of StaphVAX but not for all of our forecasted needs if StaphVAX is a commercial success. Although we intend to develop an internal capacity to produce commercial quantities of StaphVAX, we will be dependent on Cambrex Bio Science and other third parties for the manufacture of StaphVAX and other products in our research and development pipeline. The failure of our contract manufacturers to supply us with sufficient amounts of product to meet our needs, or to renew their contracts with us on commercially reasonable terms, would have a material adverse effect on our future business, financial condition and results of operations.

We may not utilize the full capacity of our manufacturing facility and have limited manufacturing capability and experience with our clinical product candidates, Altastaph and Civacir.

     We began commercial manufacture of Nabi-HB at our Boca Raton biopharmaceutical manufacturing facility in the fourth quarter of 2001 and intend to use this facility for the manufacture of our clinical product candidates, Altastaph and Civacir, and for the manufacture of products of other parties. For the foreseeable future, we will not utilize the full manufacturing capacity of the facility and there can be no assurance that we can operate the facility efficiently. There can be no assurance that we will have either our own products to manufacture or those of others to offset the cost of the facility’s operation. Further, we have limited experience manufacturing our clinical product candidates. Our failure to manufacture our clinical product candidates successfully would have a material adverse effect on our future business, financial condition and results of operations.

A disaster at our sole manufacturing facility would interrupt our manufacturing capability for the products produced there.

     Manufacturing products at a single site presents risks because a disaster, such as a fire or hurricane, may interrupt manufacturing capability. In such an event, we will have to resort to alternative sources of manufacturing that could increase our costs as well as result in significant delays while required regulatory approvals are obtained. Any such delays or increased costs could have a material adverse effect on our future business, financial condition and results of operations.

Our sales of Nabi-HB are directly related to patient treatment protocols and the number of liver transplants performed in HBV- positive patients.

     Our sales of Nabi-HB are primarily for the care of HBV-positive liver transplant patients at the time of and for a period following liver transplant. The number of liver transplants that occurs depends on the number of livers available for transplant. The number of livers used for HBV-positive liver transplant candidates as well as the dosing of Nabi-HB may vary from time to time based on the following factors

     •     changes in overall organ availability,

     •     allocations of available organs to eligible potential recipients and

     •     changes in the treatment protocols applied to HBV-positive patients.

     Each of these factors is outside our control. Sales of Nabi-HB will be adversely affected if patient treatment protocols change or the number of hepatitis B liver transplants decreases. Sales of Nabi-HB Intravenous, if it is licensed, will be similarly affected. This could have an adverse effect on our future results of operations and financial condition.

We sell our products to a small number of customers; therefore, the loss of any major customer could have a material adverse effect on our results of operations or financial condition.

     We sell a significant portion of our biopharmaceutical products to pharmaceutical wholesalers and distributors. A loss of any major customer or a material reduction in such customer’s purchases from us could have a material adverse effect on our results of operations and financial condition. We also maintain a significant receivable balance with each of these customers. If these customers become unable or unwilling to pay amounts owed to us, our financial condition and results of operations could be adversely affected.

     Our antibody sales are concentrated among a few large pharmaceutical companies. During the 2000, 2001 and 2002 fiscal years, antibody sales to our top three customers collectively accounted for approximately 60%, 66%, and 74%, respectively, of our antibody sales. The loss of certain remaining major customers or a material reduction in these major customers’ purchases of antibodies could have a material adverse effect upon our future business, financial condition and results of operations. If these customers are unable to comply with FDA or European Medicines Evaluation Agency, or EMEA, and other non-U.S. regulations, their manufacturing facilities may be temporarily closed, thereby reducing the need for the antibodies we provide. Plant closures and reductions in customers’ production because of regulatory problems have occurred in recent years, and our financial performance has been adversely affected as a result. There can be no assurance that customer regulatory problems, which are not within our control, will not reoccur with an adverse impact on us in the future.

Heightened concerns over antibody products and screening measures could adversely affect our antibody production.

     Our antibody collection centers and our customers for antibody products are subject to extensive regulation by the FDA and non-U.S. regulatory authorities. Concern over the safety of antibody products has resulted in the adoption of more rigorous screening procedures by regulatory authorities and manufacturers of antibody products. In prior years, these changes have resulted in significantly increased costs to us in providing non-specific and specialty antibodies to our customers. New procedures, which include a more extensive investigation into a donor’s background, as well as more sensitive tests, also have disqualified numerous potential donors and discouraged other donors who may be reluctant to undergo the screening procedures. These more stringent measures could adversely affect our antibody production with a corresponding, adverse effect on our future business, financial condition and results of operations. In addition, our efforts to increase production to meet customer demand may result in higher costs to attract and retain donors.

New treatments may reduce the demand for our antibodies and antibody based biopharmaceutical products.

     Most of the antibodies we collect, process and sell to our customers are used in the manufacture of biopharmaceutical products to treat certain diseases. Several companies are marketing and developing products to treat some of these diseases based on technology that would reduce or eliminate the need for human antibodies. Such products could adversely affect the demand for antibodies and antibody based biopharmaceutical products. We are unable to predict the impact of future technological advances on our business.

A reduction in the availability of specialty antibodies could adversely affect our ability to manufacture an adequate amount of Nabi-HB or to fulfill contractual obligations.

     Our ability to manufacture Nabi-HB depends upon the availability of anti-HB specialty antibodies that we primarily obtain from our FDA-approved antibody collection centers. Similarly, we have contractual obligations to supply other specialty antibodies to third parties that we also obtain from our FDA-approved antibody collection centers. Specialty antibodies are more difficult to obtain than non-specific antibodies. Reduced availability of the necessary specialty antibodies would adversely affect our ability to manufacture an adequate amount of Nabi-HB or to fulfill our contractual obligations, with the result that our future business, financial condition and results of operations would suffer.

We may not generate sufficient cash flow from our biopharmaceutical and antibody products or obtain financing necessary to fund our research and development activity at an appropriate level.

     We have incurred and expect to continue incurring significant expenses associated with our biopharmaceutical research and development activities, including the cost of clinical trials and marketing expenses. These expenses adversely affect our current ability to be profitable. Products under development may not generate sales for several years or at all. We do not have the financial resources to fund concurrently all of our biopharmaceutical product development programs to completion. Our ability to continue to fund all of our ongoing research and development activities depends on our ability to generate sales from our biopharmaceutical and antibody products or to obtain financing. There can be no assurance, therefore, that we will be able to continue to fund our research and development activities at the level required to commercialize all of our biopharmaceutical product development programs. If we are required to reduce the funding for certain of our research and development activities, this could have a material adverse effect on our future prospects.

We may enter into strategic alliances that may not be successful and may adversely affect our ability to develop our products.

     We intend to pursue strategic alliances with third parties to develop and/or commercialize certain of our biopharmaceutical products. No assurance can be given that we will be successful in these efforts or, if successful, that our collaborative partners will conduct their activities in a timely manner. If we are not successful in our efforts, our ability to continue to develop our products may be affected adversely. Even if we are successful, if any of our collaborative partners violates or terminates their agreements with us or otherwise fails to conduct their collaborative activities in a timely manner, the development or commercialization of our products could be delayed. This might require us to devote significant additional resources to product development and commercialization or terminate certain development programs. In addition, there can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between our collaborative partners and us could lead to delays in the collaborative research, development or commercialization of certain products, or could require or result in litigation or arbitration, which would be time consuming and expensive and could have a material adverse effect on our future business, financial condition and results of operations.

We may not be able to develop and commercialize new biopharmaceutical products successfully or in a timely manner, which could adversely impact our future operations.

     Our future success will depend on our ability to achieve scientific and technological advances and to translate such advances into commercially competitive products on a timely basis. Our biopharmaceutical products under development are at various stages, and substantial further development, pre-clinical testing and clinical trials will be required to determine their technical feasibility and commercial viability. Our proposed development schedules for these products may be affected by a variety of factors, including

•	technological difficulties,

•	competition,

•	failure to obtain necessary regulatory approvals,

•	failure to achieve desired results in clinical trials,

•	proprietary technology positions of others,

•	reliance on third parties for manufacturing,

•	failure to market effectively,

•	changes in government regulation and

•	funding.

Positive results for a product in a clinical trial do not necessarily assure that positive results will be obtained in future clinical trials or that we will obtain government approval to commercialize the product. In addition, any delay in the development, introduction or marketing of our products under development could result either in such products being marketed at a time when their cost and performance characteristics might not be competitive in the marketplace or in a shortening of their commercial lives. There can be no assurance that our biopharmaceutical products under development will prove to be technologically feasible or commercially viable or that we will be able to obtain necessary regulatory approvals and licenses on a timely basis, if at all. Our failure to develop and commercialize successfully our biopharmaceutical products in a timely manner and obtain necessary regulatory approvals could have a material adverse effect on our future operations. In particular, our failure to obtain regulatory approval for StaphVAX on a timely basis could adversely affect our market valuation.

The market may not be receptive to our products upon their introduction.

     There can be no assurance that any of our products in development will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including

•	the receipt of regulatory approvals,

•	limited indications of regulatory approvals,

•	the establishment and demonstration in the medical community of the clinical efficacy and safety of our products and their potential advantages over existing treatment methods,

•	the prices of such products and

•	reimbursement policies of government and third-party payers.

The failure of our product pipeline to gain market acceptance could have a material adverse effect on our future business, financial condition and results of operations.

We are unable to pass through certain cost increases to our antibody product customers with which we have supply contracts.

     A significant amount of our antibodies are sold under contracts that extend for periods up to five years. Certain contracts do not permit us to increase prices during the contract term except to reflect changes in customer specifications and new governmental regulations. If our costs of collecting antibodies under these contracts rise for reasons other than changes in customer specifications and new governmental regulations, we are unable to pass on these cost increases to our antibody product customers except with the customer’s consent.

An increase in the supply of or a decrease in the demand for antibody products could materially and adversely affect our future business, financial condition and results of operations.

     The worldwide supply of antibodies has fluctuated historically. Future changes in government regulation relating to the collection, fractionation and use of antibodies or any negative public perception about the antibody collection process or the safety of products derived from blood or antibodies could further adversely affect the overall supply of or demand for antibodies. Increases in supply or decreases in demand of antibody products could have a material adverse effect on our future business, financial condition and results of operations.

If we fail to comply with extensive regulations enforced by the FDA, EMEA and other agencies, the sale of our current products and the commercialization of our product candidates would be prevented or delayed.

     Research, pre-clinical development, clinical trials, manufacturing and marketing of our products are subject to extensive regulation by various government authorities. The process of obtaining FDA, EMEA and other required regulatory approvals is lengthy and expensive, and the time required for such approvals is uncertain. The approval process is affected by such factors as

•	the severity of the disease,

•	the quality of submission,

•	the clinical efficacy and safety,

•	the strength of the chemistry and manufacturing control of the process,

•	the manufacturing facility compliance,

•	the availability of alternative treatments and

•	the risks and benefits demonstrated in clinical trials.

     Regulatory authorities also may require post-marketing surveillance to monitor potential adverse effects of our products or product candidates. Congress or the FDA in specific situations can modify the regulatory process. Many of our clinical trials are at a relatively early stage and, except for Nabi-HB, WinRho SDF, PhosLo, Aloprim, Autoplex T and certain non-specific and specialty antibody products, no approval from the FDA or any other government agency for the manufacturing or marketing of any other products under development has been granted. There can be no assurance that we will be able to obtain the necessary approvals to manufacture or market any of our pipeline products. Failure to obtain additional regulatory approvals of products currently marketed or regulatory approval for products under development could have a material adverse effect on our future business, financial condition and results of operations. Once approved, a product’s failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions and criminal prosecutions.

     Although we do not have material sales of our biopharmaceutical products outside the U.S. today, our goal is to expand our global presence for these products. Distribution of our products outside the U.S. is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals. In addition, the export by us of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would have a material adverse effect on our future business, financial condition and results of operations.

     Our U.S. manufacturing, antibody collection, labeling, storage and distribution activities also are subject to strict regulation and licensing by the FDA. Our biopharmaceutical manufacturing facility in Boca Raton, Florida is subject to periodic inspection by the FDA, the EMEA and other regulatory authorities and from time to time, we may receive notices of deficiencies from these agencies as a result of such inspections. Our antibody collection centers in the U.S. also are subject to periodic inspection by the FDA, the EMEA and other regulatory authorities and from time to time, we may receive notices of deficiencies from these agencies as a result of such inspections. Our failure, or the failure of our biopharmaceutical manufacturing facility or our antibody collection centers, to continue to meet regulatory standards or to remedy any deficiencies could result in corrective action by the FDA, including closure of our biopharmaceutical manufacturing facility or one or more antibody collection centers and fines or penalties. New regulations may be enacted and existing regulations, their interpretation and enforcement, are subject to change. Therefore, there can be no assurance that we will be able to continue to comply with any regulations or that the costs of such compliance will not have a material adverse effect on our future business, financial condition and results of operations.

We may be subject to costly and damaging liability claims relating to antibody contamination and other claims.

     Antibodies we collect, antibody based products we manufacture, antibody based products we market and antibody based products our customers manufacture run the risk of being contaminated with viruses. As a result, suits may be filed against our customers and us claiming that the plaintiffs became infected with a virus as a result of using contaminated products. Such suits have been filed in the past related to contaminated antibodies, and in a number of suits we were one of several defendants. No assurance can be given that additional lawsuits relating to infection with viruses will not be brought against us by persons who have become infected with viruses from antibody based products.

     Pharmaceutical and biotechnology companies are increasingly subject to litigation, including class action suits, and governmental and administrative investigations and proceedings related to product pricing and marketing practices. We have been named as one of over 40 pharmaceutical and biotechnology defendants in three class action lawsuits. There can be no assurance that lawsuits based on other causes of action will not be filed or that we will be successful in the defense of any or all existing or potential future lawsuits. Defense of suits can be expensive and time consuming, regardless of the outcome, and an adverse result in one or more suits could have a material adverse effect on our future business, financial condition and results of operations.

We may not be able to maintain sufficient product liability and directors and officers insurance to cover claims against us.

     Product liability and directors and officers insurance for the biopharmaceutical industry is generally expensive to the extent it is available at all. There can be no assurance that we will be able to maintain such insurance on acceptable terms or that we will be able to secure increased coverage if the commercialization of our products progresses, or that existing or future claims against us will be covered by our product liability insurance. Moreover, there can be no assurance that the existing coverage of our insurance policy and/or any rights of indemnification and contribution that we may have will offset existing or future claims. A successful claim against us with respect to uninsured liabilities or in excess of insurance coverage and not subject to any indemnification or contribution could have a material adverse effect on our future business, financial condition and results of operations. Further, if we were unable to obtain directors and officers liability insurance, it could affect adversely our ability to attract and retain directors and senior officers.

We may not be able to maintain sufficient property insurance on our facilities in Florida.

     We maintain significant real property assets in Florida. Property insurance for companies with a high concentration of property assets in Florida is generally expensive to the extent it is available at all. There can be no assurance that we will be able to maintain such insurance on acceptable terms or that we will be able to secure increased coverage if the value of our property increases.

We may not be able to raise necessary additional capital on acceptable terms, if at all.

     We may need to raise additional capital to increase funding of our product research, development and marketing activities or to acquire additional products. We may seek additional funding through public or private equity or debt financing, collaborative arrangements with strategic partners or from other sources. There can be no assurance, however, that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, we may have to defer certain investments in the areas of research, product development, manufacturing, marketing activity or business development, or otherwise modify our business strategy, and our future business and future prospects could be materially and adversely affected.

We may not maintain compliance with our credit agreement.

     We may not maintain compliance with the covenants required by our credit agreement. This potential non-compliance may limit our ability to access funds under the credit agreement without receipt of a waiver from the lender, which may not be given. In addition, our borrowing base, as defined in the credit agreement, is limited by eligible accounts receivable and inventory balances. If funds are not available to us under our credit agreement due to non-compliance with debt covenants or borrowing base limitations, we may have to defer certain investments in the areas of research, product development, manufacturing, marketing activity or business development, or otherwise modify our business strategy, and our future business and future prospects could be materially and adversely affected.

Our patents and proprietary rights may not provide sufficient protection, and patents of other companies could prevent us from developing and marketing our products.

     The patent positions of biopharmaceutical firms generally are highly uncertain and involve complex legal and factual questions. There can be no assurance that existing patent applications will result in issued patents, that we will be able to obtain additional licenses to patents of others or that we will be able to develop additional patentable technology of our own. We cannot be certain that we were the first creator of inventions covered by our patents or pending patent applications or that we were the first to file patent applications for such inventions. There can be no assurance that any patents issued to us will provide us with competitive advantages or will not be challenged by others. Furthermore, there can be no assurance that others will not independently develop similar products, or, if patents are issued to us, design around such patents.

     A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents relating to products or processes competitive with or similar to ours. Some of these applications or patents may compete with our applications or conflict in certain respects with claims made under our applications. Such a conflict could result in a significant reduction of the coverage of our patents, if issued. In addition, if patents that contain competitive or conflicting claims are issued to others and such claims are ultimately determined to be valid, we may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that we will be able to obtain any such licenses on commercially favorable terms, if at all. Our failure to obtain a license to any technology that we may require in order to commercialize our products could have a material adverse effect on our future business, financial condition and results of operations. Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued to us or to determine the scope and validity of third-party proprietary rights.

     We also rely on secrecy to protect our technology, especially where patent protection is not believed to be appropriate or obtainable. We maintain strict controls and procedures regarding access to and use of our proprietary technology and processes. However, there can be no assurance that these controls or procedures will not be violated, that we would have adequate remedies for any violation, or that our trade secrets will not otherwise become known or be independently discovered by competitors.

We compete with larger, better financed and more mature pharmaceutical and biotechnology companies, which are capable of developing new products and approaches that could make our products obsolete.

     Competition in the development of biopharmaceutical products is intense, both from pharmaceutical and biotechnology companies, and is expected to increase. Many of our competitors have greater financial resources and larger research and development staffs than we have, as well as substantially greater experience in developing products, obtaining regulatory approvals, and manufacturing and marketing biopharmaceutical products. We compete with our competitors

•	to develop products,

•	to acquire products and technologies and

•	to attract and retain qualified scientific personnel.

     Our competitors may succeed in developing technologies and products that are more effective or affordable than those that we are developing. In addition, one or more of our competitors may achieve product commercialization of or patent protection for competitive products earlier than us, which would preclude or substantially limit sales of our products. Further, several companies are attempting to develop and market products to treat certain diseases based upon technology that would lessen or eliminate the need for human antibodies. The successful development and commercialization by any of our competitors of any such product could have a material adverse effect on our future business, financial condition and results of operations.

There are potential limitations on third-party reimbursement and other pricing-related matters that could reduce the sales of our products and may delay or impair our ability to generate sufficient revenues.

     Our ability to commercialize our biopharmaceutical products and related treatments depends in part upon the availability of, and our ability to obtain adequate levels of, reimbursement from government health administration authorities, private healthcare insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party payer coverage will be available, if at all. Inadequate levels of reimbursement may prohibit us from maintaining price levels sufficient for realization of an adequate return on our investment in developing new biopharmaceutical products and could result in the termination of production of otherwise commercially viable products.

     In the U.S., government and other third-party payers are increasingly attempting to contain healthcare costs by limiting both the coverage and level of reimbursement for new products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for disease indications for which the FDA has not granted marketing approval. Also, the trend towards managed healthcare in the U.S. and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of healthcare services and products, as well as legislative proposals to reform healthcare or reduce government insurance programs, may all result in lower prices for our products. The cost containment measures that healthcare providers are instituting and the impact of any healthcare reform could have an adverse effect on our ability to sell our products and may have a material adverse effect on our future business, financial condition and results of operations.

     There can be no assurance that reimbursement in the U.S. or other markets will be available for our products, or, if available, will not be reduced in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products. The unavailability of government or third-party reimbursement or the inadequacy of the reimbursement for medical treatments using our products could have a material adverse effect on our future business, financial condition and results of operations. Moreover, we are unable to forecast what additional legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our future business.

Future sales of our common stock may depress our stock price.

     The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There are 57,020,869 shares of common stock outstanding as of January 14, 2004. All of the shares sold in our December offering are freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. Since June 30, 2003, we have sold approximately 7.3 million shares of our common stock in private placement transactions. We have registered or intend to register for resale under the Securities Act all of these shares.

Anti-takeover provisions in our charter documents, under Delaware law and under our stockholder rights plan could make an acquisition of us more difficult.

     Provisions of our certificate of incorporation and bylaws will make it more difficult for a third party to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. For example, our certificate of incorporation currently contains a fair price provision and also authorizes our board of directors to issue substantial amounts of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could reduce the voting power of the holders of our common stock and the likelihood that common stockholders will receive payments upon liquidation.

     We also are subject to provisions of Delaware law that could have the effect of delaying, deferring or preventing a change in control of our company. One of these provisions prevents us from engaging in a business combination with any interested stockholder for a period of three years after the date the person becomes an interested stockholder, unless specified conditions are satisfied.

     We also have implemented a stockholder rights plan, or poison pill, that would substantially reduce or eliminate the expected economic benefit to an acquiror from acquiring us in a manner or on terms not approved by our board of directors. These and other impediments to a third-party acquisition or change of control could limit the price investors are willing to pay in the future for shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated herein by reference. We have not authorized anyone else to provide you with different information. The selling security holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.

     We make available free of charge through our Internet website at http://www.nabi.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

     We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2002, filed on February 28, 2003 (SEC File No. 000-04829);

•	our Quarterly Report on Form 10-Q for the quarter ended March 29, 2003, filed on April 28, 2003 (SEC File No. 000-04829);

•	our Current Report on Form 8-K filed on June 23, 2003 (SEC File No. 000-04829);

•	the information contained in Item 5 of our Current Report on Form 8-K filed on July 14, 2003 (SEC File No. 000-04829);

•	our Quarterly Report on Form 10-Q for the quarter ended June 28, 2003, filed on July 25, 2003 (SEC File No. 000-04829);

•	our Current Report on Form 8-K filed on August 15, 2003, as amended on October 7, 2003 (SEC File No. 000-04829);

•	our Current Report on Form 8-K filed on October 9, 2003 (SEC File No. 000-04829);

•	our Quarterly Report on Form 10-Q for the quarter ended September 27, 2003, filed on October 27, 2003, as amended (SEC File No. 000-04829);

•	our Current Report on Form 8-K filed on December 10, 2003 (SEC File No. 000-04829); and

•	the description of our common stock contained in our registration statement on Form 10, filed on May 4, 1970, as amended by our Current Report on Form 8-K filed on August 15, 2003 (SEC File No. 000-04829).

     The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus. All documents that we file after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

     We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus at no cost to you upon written or oral request to:

Nabi Biopharmaceuticals
5800 Park of Commerce Boulevard N.W
Boca Raton, FL 33487
(561) 989-5800
Attn: Vice President, Investor and Public Relations

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus, including the information incorporated by reference into this prospectus, includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act as enacted by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar expressions. We caution readers that forward-looking statements speak only as of the date of this prospectus, reflect our management’s current expectations, estimations and projections and involve certain factors, such as risks and uncertainties, that may cause our actual results, performance or achievements to be far different from those suggested by our forward-looking statements. These factors include, but are not limited to, risks associated with

•	our StaphVAX confirmatory Phase III clinical trial,

•	commercialization of StaphVAX initially in the EU,

•	our PhosLo acquisition,

•	expiration of rights to some of our existing products,

•	third-party manufacturers,

•	manufacturing,

•	natural disasters,

•	patient treatment protocols,

•	number of hepatitis B liver transplants,

•	small number of customers,

•	antibody products,

•	new treatments and technologies,

•	a reduction in the availability of anti-HB specialty antibodies,

•	funding to support our research and development efforts,

•	strategic alliances,

•	commercialization and market acceptance of new products,

•	customer contracts,

•	governmental regulations,

•	liability claims,

•	property, products liability, and directors and officers insurance,

•	our ability to raise sufficient additional capital,

•	compliance with our credit agreement,

•	intellectual property rights and protection,

•	competition and

•	reimbursement sources.

     Because all of the foregoing factors are difficult to forecast, you should not place undue reliance on any forward-looking statements. These and other risks and uncertainties are discussed above in the section entitled “Risk Factors.” We do not intend to update any of these factors or to publicly announce the results of any revisions to any of our forward-looking statements other than as required under the federal securities laws.

SECURITY HOLDER

     We are registering for resale shares of our common stock held by the security holder identified below. The security holder acquired the resale shares from us in a private placement completed in July 2003. We are registering the shares to permit the security holder and its pledgees, donees, transferees and other successors-in-interest that receive their shares from the security holder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

•	the name of the security holder,

•	the number and percent of shares of our common stock that the security holder beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the number of shares of our common stock that may be offered for resale for the account of the security holder under this prospectus, and

•	the number and percent of shares of our common stock to be beneficially owned by the security holder after the offering of the resale shares (assuming all of the offered resale shares are sold by the security holder).

     The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the security holder may offer under this prospectus. We do not know how long the security holder will hold the shares before selling them or how many shares it will sell and we currently have no agreements, arrangements or understandings with the security holder regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the security holder listed below.

     This table is prepared solely based on information supplied to us by the listed security holder, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 57,020,869 shares of our common stock issued and outstanding on January 14, 2004, adjusted as may be required by rules promulgated by the SEC.

	Shares Beneficially Owned		Number of	Shares Beneficially Owned
	Prior to Offering		Shares	After Offering
Being
Security Holders	Number	Percent	Offered	Number	Percent

LB I Group Inc.(1)	514,982	*	500,000	14,982	*

*     Less than 1%.

(1)   LB I Group Inc. is a subsidiary of Lehman Brothers Holdings Inc. LB I Group Inc. makes proprietary investments. Lehman Brothers Holdings Inc. and LB I Group Inc. are affiliates of Lehman Brothers Inc., a registered broker-dealer. Lehman Brothers Inc. served as placement agent for the securities that were sold by Nabi in a private placement completed in July 2003. Lehman Brothers Inc. and its affiliate, LB I Group Inc., may be deemed to be statutory underwriters in respect of these shares. LB I Group Inc. acquired these shares in the ordinary course of business as a proprietary investment and without a view to a distribution. LB I Group Inc. has no agreement or understanding, direct or indirect, with any person to sell these shares. From time to time, Lehman Brothers Inc., the affiliated broker-dealer, provides banking services to Nabi.

PLAN OF DISTRIBUTION

     The selling security holder may sell the shares being offered from time to time in one or more transactions:

•	on the Nasdaq National Market or otherwise;

•	in the over-the-counter market;

•	at negotiated prices, at market prices at the time of sale, at varying prices determined at the time of sale or at fixed prices;

•	through broker-dealers, who may act as agents or principals;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

•	a combination of such methods of sale.

     The selling security holder may sell the shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The selling security holder may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holder or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling security holder and broker-dealers that participate with the selling security holder in the distribution of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holder will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by it and any profit on the resale of shares may be deemed to be underwriting compensation.

     The selling security holder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holder.

     The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling security holder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling security holder. We will make copies of this prospectus available to the selling security holder and have informed it of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling security holder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling security holder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling security holder have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     Upon notification to us by the selling security holder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement to this prospectus, if required, disclosing:

•	the name of the participating broker-dealers;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

     In addition, upon being notified by the selling security holder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     The selling security holder may enter into hedging transaction with broker-dealers in connection with distributions of the resale shares. In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the selling security holder. The selling security holder also may sell shares short and redeliver the shares to close out its short positions. The selling security holder may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling security holder also may loan or pledge the resale shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the resale shares by the selling security holder. All proceeds from the sale of the resale shares will be solely for the accounts of the selling security holder.

LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Nutter, McClennen & Fish, LLP, Boston, Massachusetts.

EXPERTS

     The consolidated financial statements of Nabi Biopharmaceuticals appearing in Nabi Biopharmaceuticals’ Annual Report (Form 10-K) for the year ended December 28, 2002, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The statements of revenues and certain costs and expenses of the PhosLo Product Line of Braintree Laboratories, Inc. appearing in Nabi Biopharmaceuticals’ Current Report (Form 8-K) filed on August 15, 2003, as amended on October 7, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statements of revenues and certain costs and expenses are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

500,000 Shares

Common Stock

NABI
BIOPHARMACEUTICALS

Prospectus

__________________, 2004

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, including the costs of the private placement, other than underwriting discounts and commissions, all of which shall be borne by Nabi Biopharmaceuticals (the “Registrant” or the “Company”). All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$528
Transfer agent’s fees and expenses	286
Legal fees and expenses	50,000
Printing fees and expenses	5,000
Accounting fees and expenses	56,000
Miscellaneous fees and expenses	186

Total	$112,000

Item 15. Indemnification of Officers and Directors

     The Company’s By-laws, as amended and restated, provide for indemnification of officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The provisions of Article VII of the Company’s By-laws constitute a contract of indemnification between the Company and its officers and directors. Article VII, Section 6 of the Company’s By-laws permits the Company to purchase and maintain officers’ and directors’ liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article VII, Section 1. The Company provides officers’ and directors’ liability insurance for its officers and directors.

     The Company has entered into indemnification agreements with certain of its directors and executive officers providing contractual indemnification by the Company to the fullest extent permissible under Delaware law.

     The Company and the selling security holders have agreed to indemnify each other and each other’s controlling persons, as applicable, against certain liabilities under the Securities Act in connection with this registration statement.

Item 16. Exhibits

     a) Exhibits.

Exhibit
Number	Description of Document

5.0	Opinion of Nutter, McClennen & Fish, LLP as to the legality of the securities being registered.

10.1	Form of Purchase Agreement by and among Nabi Biopharmaceuticals and the purchasers set forth on the signature pages thereto. (1)

23.1	Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5.0).

23.2	Consent of Ernst & Young LLP, Fort Lauderdale, Florida.

23.3	Consent of Ernst & Young LLP, Boston, Massachusetts

24	Power of Attorney. Reference is made to page II-3.

(1)	Incorporated by reference to Nabi Biopharmaceuticals’ Current Report on Form 8-K filed on July 14, 2003.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 20th day of January 2004.

NABI BIOPHARMACEUTICALS

By:	/s/ Thomas H. McLain

Thomas H. McLain Chief Executive Officer and President

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. McLain, Constantine Alexander and James Dawson and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas H. McLain Thomas H. McLain	Chief Executive Officer, President and Director (principal executive officer)	January 20, 2004

/s/ Mark L. Smith Mark L. Smith	Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Treasurer (principal financial and accounting officer)	January 20, 2004

/s/ David L. Castaldi
	Director	January 20, 2004
David L. Castaldi

/s/ Geoffrey F. Cox
	Director	January 20, 2004
Geoffrey F. Cox

/s/ George W. Ebright
	Director	January 20, 2004
George W. Ebright

/s/ David J. Gury
	Chairman of the Board	January 20, 2004
David J. Gury

/s/ Richard A. Harvey, Jr.
	Director	January 20, 2004
Richard A. Harvey, Jr.

/s/ Linda Jenckes
	Director	January 20, 2004
Linda Jenckes

/s/ Stephen G. Sudovar
	Director	January 20, 2004
Stephen G. Sudovar

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

5.0	Opinion of Nutter, McClennen & Fish, LLP as to the legality of the securities being registered.

10.1	Form of Purchase Agreement by and among Nabi Biopharmaceuticals and the purchasers set forth on the signature pages thereto. (1)

23.1	Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5.0).

23.2	Consent of Ernst & Young LLP, Fort Lauderdale, Florida.

23.3	Consent of Ernst & Young LLP, Boston, Massachusetts.

24	Power of Attorney. Reference is made to page II-3.

(1)	Incorporated by reference to Nabi Biopharmaceuticals’ Current Report on Form 8-K filed on July 14, 2003.